Exhibit 10.2

*PUBLISHED CUSIP NUMBERS:

DEAL: 48917MAL6

TERM LOAN FACILITY: 48917MAM4

$500,000,000

TERM LOAN CREDIT AGREEMENT

among

KENNAMETAL INC.,

as Borrower

The Several Lenders From Time To Time Parties Hereto,

PNC BANK, NATIONAL ASSOCIATION,

and

U.S. BANK NATIONAL ASSOCIATION,

as the Co-Syndication Agents,

and

BANK OF AMERICA, N.A.,

as the Administrative Agent

Dated as of May 28, 2026

BOFA SECURITIES, INC.,

PNC CAPITAL MARKETS LLC,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Book Runners and as Joint Lead Arrangers

i

2.31.	[Reserved]	48
2.32.	Evidence of Debt	48
2.33.	[Reserved]	49
2.34.	[Reserved]	49
2.35.	[Reserved]	49
2.36.	[Reserved]	49
2.37.	Defaulting Lenders	49
2.38.	Designated Lenders	50

SECTION 3 REPRESENTATIONS AND WARRANTIES		50

3.1.	Financial Condition	50
3.2.	No Change	51
3.3.	Existence; Compliance with Law	51
3.4.	Power; Authorization; Enforceable Obligations	52
3.5.	No Legal Bar	52
3.6.	Litigation	52
3.7.	No Default	52
3.8.	Ownership of Property, Liens	52
3.9.	Intellectual Property	52
3.10.	Taxes	52
3.11.	Federal Regulations	53
3.12.	ERISA	53
3.13.	Investment Company Act; Other Regulations	54
3.14.	Use of Proceeds	54
3.15.	Environmental Matters	54
3.16.	Accuracy of Information, etc	55
3.17.	Solvency	55
3.18.	Insurance	55
3.19.	Subsidiaries	55
3.20.	OFAC	56
3.21.	Anti-Corruption Laws	56
3.22.	Affected Financial Institution; Covered Entity	56
3.23.	Beneficial Ownership Certification	56

SECTION 4 CONDITIONS PRECEDENT		56

4.1.	Conditions to Initial Borrowing	56
4.2.	Conditions to Each Borrowing	57

SECTION 5 AFFIRMATIVE COVENANTS		58

5.1.	Financial Statements	58
5.2.	Certificates; Other Information	59
5.3.	Payment of Obligations	60
5.4.	Maintenance of Existence; Compliance	60
5.5.	Maintenance of Property; Insurance	60
5.6.	Inspection of Property; Books and Records; Discussions	60
5.7.	Notices	61

5.8.	Use of Proceeds	61
5.9.	Continuation of or Change in Business	61
5.10.	Further Assurances	61
5.11.	Sanctions	62
5.12.	Anti-Corruption Laws	62

SECTION 6 NEGATIVE COVENANTS		62

6.1.	Financial Condition Covenant	62
6.2.	Indebtedness	62
6.3.	Liens	63
6.4.	Fundamental Changes	65
6.5.	Transactions with Affiliates	65
6.6.	Use of Proceeds	65
6.7.	Clauses Restricting Subsidiary Distributions	65
6.8.	Amendment of Credit Documentation	66
6.9.	Off-Balance Sheet Financings	66
6.10.	Disposition of Property	66
6.11.	Investments	67
6.12.	Sanctions	68
6.13.	Anti-Corruption Laws	68

SECTION 7 EVENTS OF DEFAULT		68

SECTION 8 ADMINISTRATIVE AGENT		71

8.1.	Appointment and Authority	71
8.2.	Delegation of Duties	72
8.3.	Exculpatory Provisions	72
8.4.	Reliance by Administrative Agent	73
8.5.	Notice of Default	73
8.6.	Non-Reliance on Administrative Agent, Joint Lead Arrangers, Joint Book Runners and Other Lenders	74
8.7.	Indemnification	74
8.8.	Rights as a Lender	75
8.9.	Resignation of Administrative Agent	75
8.10.	No Other Duties	76
8.11.	Release of Guarantors	76
8.12.	Administrative Agent May File Proofs of Claim	76
8.13.	ERISA Matters	77
8.14.	Recovery of Erroneous Payments	78

SECTION 9 MISCELLANEOUS		78

9.1.	Amendments and Waivers	78
9.2.	Notices	80
9.3.	No Waiver; Cumulative Remedies; Enforcement	83
9.4.	Survival of Representations and Warranties	83
9.5.	Costs and Expenses; Indemnity; Damage Waiver	84

9.6.	Successors and Assigns; Participations and Assignments	86
9.7.	Adjustments, Set-off; Pari Passu Treatment	90
9.7A.	Payments Set Aside	91
9.8.	[Reserved]	91
9.9.	Severability	92
9.10.	Integration	92
9.11.	GOVERNING LAW	92
9.12.	SUBMISSION TO JURISDICTION; WAIVERS	92
9.13.	Acknowledgements; No Advisory or Fiduciary Responsibilities	93
9.14.	Confidentiality	94
9.15.	WAIVERS OF JURY TRIAL	95
9.16.	USA PATRIOT ACT Notice	95
9.17.	[Reserved]	96
9.18.	Electronic Execution; Electronic Records; Counterparts	96
9.19.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	97
9.20.	Acknowledgement Regarding Any Supported QFCs	97

SCHEDULES:

1.1	Commitments
3.12(d)	Pension Plans
3.15	Environmental Disclosures
3.19	Subsidiaries
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.5	Affiliate Transactions
6.10	Permitted Dispositions

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Conversion/Continuation Notice
C	Form of Compliance Certificate
D	Form of Guarantee
E	Form of Note
F	Form of Notice of Loan Prepayment
G	Form of U.S. Tax Compliance Certificate
H	Form of Secretary’s Certificate
I	Form of Assignment and Assumption
J	Form of Administrative Questionnaire

v

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of May 28, 2026, among KENNAMETAL INC., a Pennsylvania corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent.

RECITALS

WHEREAS, the Lenders are willing to make a loan to the Borrower on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Agreement), the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided, that, if the ABR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Bank of America as its “prime rate” (such rate being based on various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.22, then the ABR shall be the greater of clauses (a) and (b) of this definition and shall be determined without reference to clause (c) of this definition.

“ABR Applicable Margin”: (a) with respect to the Incremental Term Loans made pursuant to any Incremental Term Loan Lender Joinder Agreement, the percentage(s) per annum set forth in such Incremental Term Loan Lender Joinder Agreement and (b) with respect to the Term Loans, the ABR Applicable Margin will be determined pursuant to the Pricing Grid.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition Consideration”: the purchase consideration for any acquisition permitted under Section 6.11(d) and all other payments by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any acquisition permitted under Section 6.11(d), whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price, earn out obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person. For purposes of determining the aggregate consideration paid for any acquisition permitted under Section 6.11(d) at the time of such acquisition, the amount of any earn out obligations shall be deemed to be the maximum amount of the earn out payments in respect thereof, as specified in the documents relating to such acquisition.

“Act”: as defined in Section 9.16.

“Administrative Agent”: Bank of America, together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in substantially the form of Exhibit J or any other form approved by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 15% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Co-Syndication Agents and the Administrative Agent.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 2.29(b).

“Applicable Creditor”: as defined in Section 2.29(b).

“Applicable Pension Legislation”: at any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower, including without limitation, the Pension Act and ERISA.

“Applicable Percentage”: as to any Lender at any time, (a) with respect to the Term Loans, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate outstanding principal amount of such Lender’s Term Loans constitutes of the aggregate outstanding principal amount of the Term Loans of all of the Lenders and (b) with respect to any Incremental Term Facility, the percentage which such Lender’s Incremental Term Commitment then constitutes of the total Incremental Term Commitments for such Incremental Term Facility or, at any time after the Incremental Term Commitments for such Incremental Term Facility shall have expired or terminated, the percentage which the aggregate outstanding principal amount of such Lender’s Incremental Term Loans with respect to such Incremental Term Facility constitutes of the aggregate outstanding principal amount of the Incremental Term Loans of all of the Lenders with respect to such Incremental Term Facility.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee”: as defined in Section 9.6(b)(i).

“Assignee Group”: two or more Assignees (approved, if required, in accordance with Section 9.6(b)(i)) that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit I.

“Assured Obligation”: as defined in the term “Guarantee Equivalent”.

“Attributable Debt”: as of any date of determination, the aggregate amount of the outstanding Investment by third parties in respect of each Qualified Receivables Transaction.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America”: Bank of America, N.A., a national banking association.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 9.7(a).

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Law”: (a) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom), (b) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or (c) any similar blocking or anti-boycott law or regulation.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“BofA Securities”: BofA Securities, Inc.

“Borrower Materials”: as defined in Section 5.2.

“Borrowing”: a borrowing consisting of simultaneous Loans of the same Type, and in the case of Term SOFR Loans, having the same Interest Period made by the applicable Lenders pursuant to Section 2.1.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Notice”: a notice of a Borrowing, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business”: as defined in Section 3.15(b).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Funding Office is located.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by

Standard & Poor’s Ratings Services or P-2 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s Ratings Services or A by Moody’s Investors Service, Inc.; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is May 28, 2026.

“CME”: CME Group Benchmark Administration Limited.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Term Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Commitment Period”: the period from and including the Closing Date to the Commitment Termination Date.

“Commitment Termination Date” means the earliest of (a) the date of termination of the Commitments pursuant to Section 2.15, (b) the date of termination of the commitment of each Lender to make Term Loans pursuant to Section 7, (c) the date of the third (3rd) Borrowing of the Term Loans, (d) the date on which the entire amount of the Total Commitments have been advanced and (e) September 30, 2026.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication”: this Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit C.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that, the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that, no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.24, 2.25, 2.26 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment or any Incremental Term Commitment.

“Conforming Changes”: with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “ABR”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for Dollars (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for Dollars exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period and without duplication, all as determined on a consolidated basis in accordance with GAAP, (a) the sum for such period of (i) Consolidated Net Income plus (ii) the following, in each case, to the extent included in determining such Consolidated Net Income: (A) interest expense of the Borrower and its consolidated Subsidiaries (inclusive of nonrecurring fees which the Borrower or its consolidated Subsidiaries expense as interest expense), (B) charges against income of the Borrower and its consolidated Subsidiaries for foreign, federal, state and local income taxes, (C) depreciation and amortization expense of the Borrower and its consolidated Subsidiaries, (D) litigation costs and expenses and (E) proceeds of business interruption insurance for an applicable period representing earnings for such period that such proceeds are intended to replace; provided, that, the aggregate amount added back pursuant to clauses (a)(ii)(D) and (a)(ii)(E) in any period of four consecutive fiscal quarters shall not exceed

10% of Consolidated EBITDA for such period (calculated prior to giving effect to such add-backs) minus (b) extraordinary gains to the extent included in determining such Consolidated Net Income, plus (c) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its consolidated Subsidiaries to the extent included in determining such Consolidated Net Income; provided, however, that, cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made.

“Consolidated Leverage Ratio”: as of the last day of any fiscal quarter, (a) the result of (x) aggregate Indebtedness of the Borrower and its consolidated Subsidiaries as of such day, minus (y) any Unrestricted Cash as of such day, divided by (b) Consolidated EBITDA for the four fiscal quarters ending on such day, considered as a single accounting period and expressed as a ratio. If any acquisition of a business occurs during such period, Consolidated EBITDA shall be calculated on a pro forma basis as if such acquisition had been made as of the first day of such period.

“Consolidated Net Income”: for any period, the net earnings (or loss) after taxes of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets”: at any date, the total amount of assets of the Borrower and its consolidated Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets, determined in accordance with GAAP.

“Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 50% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Notice”: a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Term SOFR Loans, pursuant to Section 2.18, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Co-Syndication Agents”: each of PNC Bank, National Association and U.S. Bank National Association, in their capacity as Co-Syndication Agents.

“Covered Entity”: any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 9.20.

“Daily Simple SOFR”: with respect to any applicable determination date, SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating”: as defined in the term “Pricing Grid”.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Guarantor”: as defined in the term “Guarantee Equivalent”.

“Deemed Obligor”: as defined in the term “Guarantee Equivalent”.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Section 2.37(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) other than via an Undisclosed Administration, had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the

United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.37(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction”: any country, region or territory to the extent that such country, region or territory is itself subject to or the target of any Sanction.

“Designated Lender”: as defined in Section 2.38.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the Latest Maturity Date.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy”: as defined in Section 9.18.

“Electronic Record”: has the meaning assigned to that term in 15 USC §7006, as amended from time to time.

“Electronic Signature”: has the meaning assigned to that term in 15 USC §7006, as amended from time to time.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 7, provided, that, any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or Incremental Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or Incremental Term Commitment (other than pursuant to an assignment request by the Borrower under Section 2.28) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.25(a)(ii) or Section 2.25(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.25(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Revolving Credit Agreement”: the Seventh Amended and Restated Credit Agreement, dated as of November 17, 2025, among the Borrower, as a borrower, Kennametal Europe GmbH, as a foreign borrower, the lenders and issuing lenders from time to time parties thereto, and Bank of America, N.A., as administrative agent, as amended, restated, supplemented, refinanced or otherwise modified from time to time.

“FASB ASC Topic 350”: FASB ACT Topic 350 (Intangibles—Goodwill and Other).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter”: the letter agreement, dated May 7, 2026, among the Borrower and BofA Securities.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the office or offices of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1, except for the adoption of FASB ASC Topic 350.

“Governmental Authority”: the government of the United States or any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Lender”: as defined in Section 9.6(f).

“Group Members”: the collective reference to the Borrower and its Subsidiaries (including each of the Foreign Borrowers (as defined in the Existing Revolving Credit Agreement)).

“Guarantee”: the Guarantee, dated as of the Closing Date, by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the holders of the Obligations, substantially in the form of Exhibit D, as the same may be supplemented from time to time in accordance with Section 5.10 hereof.

“Guarantee Equivalent”: a Person (the “Deemed Guarantor”) shall be deemed to be subject to a Guarantee Equivalent in respect of any obligation (the “Assured Obligation”) of another Person (the “Deemed Obligor”) if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guarantee Equivalent shall be deemed to exist if a Deemed Guarantor enters into, agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Restricted Payment or any other payment, or (iv) to assure the holder of such Assured

Obligation against loss, (c) purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish such property or services, (d) a transaction having the characteristics of a take-or-pay or throughput contract, (e) be or become liable, contingently or otherwise, to reimburse a third party in respect of a letter of credit, surety bond or other form of credit support issued for the account of the Deemed Obligor, which letter of credit, surety bond or other credit support is used or available for use to supply funds for the satisfaction of an Assured Obligation, or (f) any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation; provided, however, that, the term Guarantee Equivalent shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Equivalent of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Equivalent is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Equivalent, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Equivalent shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Immaterial Subsidiary”: any Subsidiary that has assets with a total book value and fair market value of less than $10,000,000.

“Incremental Term Commitment” means, as to each Incremental Term Lender with respect to an Incremental Term Facility, its obligation to make Incremental Term Loans with respect to such Incremental Term Facility pursuant to an Incremental Term Loan Lender Joinder Agreement; provided, that, at any time after the funding of an Incremental Term Facility, determination of “Required Lenders” shall include the outstanding principal amount of all Incremental Term Loans with respect to such Incremental Term Facility.

“Incremental Term Facility” means, at any time, with respect to any Incremental Term Loan Lender Joinder Agreement, the aggregate principal amount of the Incremental Term Commitments under and Incremental Term Loans to be made by Incremental Term Lenders pursuant to such Incremental Term Loan Lender Joinder Agreement.

“Incremental Term Lender” means each of the Persons identified as an “Incremental Term Lender” in an Incremental Term Loan Lender Joinder Agreement, together with their respective successors and assigns.

“Incremental Term Loan” means an advance made by an Incremental Term Lender under an Incremental Term Facility.

“Incremental Term Loan Lender Joinder Agreement” means a joinder agreement, in a form reasonably approved by the Administrative Agent, executed and delivered in accordance with the provisions of Section 2.15(b).

“Incremental Term Loan Maturity Date” with respect to any Incremental Term Facility, shall be as set forth in the applicable Incremental Term Loan Lender Joinder Agreement for such Incremental Term Facility.

“Indebtedness”: of a Person (without duplication): (a) all obligations on account of money borrowed by, or for or on account of deposits with or advances to, such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business), (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed, and without regard to any limitation of the rights and remedies of the holder of such Lien to repossession or sale of such property), (e) all obligations of such Person under leases which are, or which should in accordance with GAAP be accounted for as, Capital Lease Obligations (without regard to any limitation of the rights and remedies of the lessor under such capitalized lease to repossession or sale of such property), (f) the unreimbursed amount of all drawings under any letter of credit issued for the account of such Person, (g) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person, (h) the maximum repurchase price of any Disqualified Capital Stock of such Person, (i) all Indebtedness of others as to which such Person is the Deemed Guarantor under a Guarantee Equivalent, and (j) all Attributable Debt and other obligations in respect of Qualified Receivables Transactions but only to the extent that such Attributable Debt and other obligations appear on the balance sheet of such Person as a liability.

“Indemnified Liabilities”: as defined in Section 9.5(b).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.5(b).

“Information”: as defined in Section 9.14.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term SOFR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Term SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Borrowing Notice or Conversion/Continuation Notice, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term SOFR Loan and ending one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower by in its Conversion/Continuation Notice delivered to the Administrative Agent not later than 11:00 A.M., New York City time two Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may extend beyond the Maturity Date or the applicable Incremental Term Loan Maturity Date, as applicable; and

(iii) with respect to Term SOFR Loans having an Interest Period of one month or more, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 6.11.

“IRS”: the United States Internal Revenue Service.

“Joint Book Runners”: BofA Securities, PNC Capital Markets LLC and U.S. Bank National Association, in their capacities as joint book runners.

“Joint Lead Arrangers”: BofA Securities, PNC Capital Markets LLC and U.S. Bank National Association, in their capacities as joint lead arrangers.

“Judgment Currency”: as defined in Section 2.29(b).

“Latest Maturity Date”: at any date of determination, the latest of the Maturity Date and the then-latest Incremental Term Loan Maturity Date.

“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Party”: the Administrative Agent and each Lender.

“Lenders”: as defined in the preamble hereto.

“Lending Office”: as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Lender Affiliate or any domestic or foreign branch of such Lender or such Lender Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Liens” shall not include provisions in agreements governing Indebtedness permitted under Section 6.2(i) of Foreign Subsidiaries (or of Domestic Subsidiaries relating to borrowings by foreign divisions thereof), and in guaranties of such Indebtedness by the Borrower or its Subsidiaries permitted under this Agreement, whereby the Borrower or a Subsidiary (i) has agreed, upon demand by the lender of such Indebtedness, either to grant Liens on its property to secure such Indebtedness or guaranty or to pay or cause to be paid such Indebtedness, or (ii) has granted Liens on property in the possession of the lender of such Indebtedness from time to time to secure such Indebtedness or guaranty; provided, that, the Borrower or any Subsidiary may not (x) actually grant any Lien pursuant to the foregoing clause (i) or (y) actually permit any Lien to attach to any property described in the foregoing clause (ii), except, under the foregoing clause (ii), freely transferable deposits maintained with such lender and other cash equivalent items deposited with such lender in the ordinary course of the Borrower’s or such Subsidiary’s cash management operations and not for the purpose of securing obligations owed to such lender.

“Loan”: any loan made by any Lender pursuant to this Agreement (including pursuant to any Incremental Term Loan Lender Joinder Agreement).

“Loan Documents”: this Agreement, the Guarantee, the Notes, each Incremental Term Loan Lender Joinder Agreement and the Fee Letter.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Margin Stock”: “margin stock” as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the date that is three (3) years after the date of the initial Borrowing of Term Loans; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Notes”: the collective reference to any promissory note evidencing Loans. Each Note shall be substantially in the form of Exhibit E hereto.

“Notice of Loan Prepayment”: a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations”: with respect to the Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition under any Debtor Relief Laws, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Agreement, all obligations and liabilities of the Borrower and its Subsidiaries to any Lender or Lender Affiliate (including any counterparty that is a Lender or Lender Affiliate at the time at the time the applicable Cash Management Agreement or Hedge Agreement is entered into or the applicable Cash Management Agreement or Hedge Agreement between the Borrower or Subsidiary and any Lender or Lender Affiliate at the time it (or its Affiliate) becomes a Lender (including on the Closing Date))), in any case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that, the Obligations shall exclude any Excluded Swap Obligations.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.28).

“Overnight Rate”: for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant”: as defined in Section 9.6(c).

“Participant Register”: as defined in Section 9.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Act”: the Pension Protection Act of 2006, as amended from time to time.

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan”: any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or any Applicable Pension Legislation or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens”: as defined in Section 6.3.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) or any Applicable Pension Legislation, maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform”: as defined in Section 5.2.

“Pricing Grid”: the Ticking Fee Rate, Term SOFR Applicable Margin and ABR Applicable Margin shall be the percentages per annum set forth in the table below opposite the Pricing Level (with Pricing Level I being the lowest and Pricing Level V being the highest) determined by reference to the Debt Rating (as defined below) in effect at such time:

Pricing Level	Debt Rating S&P/Moody’s	Ticking Fee Rate	Term SOFR Applicable Margin	ABR Applicable Margin
I	>BBB+ >Baa1	0.090%	0.875%	0.000%
II	BBB+ Baa1	0.100%	1.000%	0.000%
III	BBB Baa2	0.125%	1.125%	0.125%
IV	BBB- Baa3	0.150%	1.250%	0.250%
V	<BBB- <Baa3	0.200%	1.500%	0.500%

For the purpose of determining the Pricing Level, “Debt Rating” means, as of any date of determination, the rating as determined by S&P and Moody’s (each a “Debt Rating” and collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided, that, in the event that the Debt Ratings between S&P and Moody’s differ, (i) if the Debt Ratings issued by such rating agencies differ by one level, then the Pricing Level that is applicable to the higher Debt Rating shall apply, (ii) if there is a split in the Debt Ratings of more than one level, then the Pricing Level that is applicable to the Debt Rating that is one level lower than the higher Debt Rating shall apply, (iii) if there is only one Debt Rating, such Debt Rating shall apply, and (iv) if there is no Debt Rating from either S&P or Moody’s, then the Pricing Level that is applicable to the lowest Debt Rating set forth above shall apply and the Lenders and the Borrower agree to negotiate in good faith to determine an alternate pricing metric within thirty (30) days of the date that the Borrower no longer maintains a Debt Rating with S&P and Moody’s.

“Properties”: as defined in Section 3.15(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 5.2.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 9.20.

“Qualified Acquisition”: (a) an acquisition permitted under Section 6.11(d) with aggregate Acquisition Consideration of at least $100,000,000, or (b) a series of related acquisitions permitted under Section 6.11(d) in any twelve (12) month period, with aggregate Acquisition Consideration for all such acquisitions of at least $100,000,000; provided, that, for any such acquisition or series of related acquisitions to qualify as a Qualified Acquisition, a Responsible Officer of the Borrower shall have delivered to the Administrative Agent a certificate (any such certificate, a “Qualified Acquisition Notice”) on or prior to the consummation of such acquisition or the final closing date with respect to a series of related acquisitions (i) certifying that the acquisition or series of related acquisitions meet the criteria set forth in the foregoing clause (a) or clause (b), as applicable, and (ii) notifying the Administrative Agent that the Borrower has elected to treat such acquisition or series of related acquisitions as a Qualified Acquisition.

“Qualified Acquisition Notice”: as defined in the definition of “Qualified Acquisition.”

“Qualified Acquisition Pro Forma Calculation”: to the extent required in connection with determining the permissibility of any acquisition permitted under Section 6.4 and Section 6.11(d) or series of related acquisitions permitted under Section 6.4 and Section 6.11(d) that constitute a Qualified Acquisition, the determination required by clause (ii) of Section 6.4 and clause (ii) of Section 6.11(d).

“Qualified Receivables Transaction”: any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving accounts receivable.

“Receivables Entity”: a Wholly Owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary makes an Investment pursuant to Section 6.11(g) and to which the Borrower or any Subsidiary transfers accounts receivable and related assets pursuant to a Qualified Receivables Transaction) which engages in no activities other than in connection with the financing of accounts receivable and whose assets consist solely of receivables and related assets transferred to such entity in connection with a Qualified Receivables Transaction and with respect to which the following conditions are satisfied:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(i) is guaranteed by the Borrower or any Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(ii) is recourse to or obligates the Borrower or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(iii) subjects any property or asset of the Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Borrower nor any Subsidiary has any material contact, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(c) to which neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (except pursuant to Standard Securitization Undertakings).

Any designation by the Borrower of a Wholly Owned Subsidiary as a Receivables Entity shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Recipient”: the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register”: as defined in Section 9.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, administrators, managers, advisors, consultants, service providers, representatives and trustees of such Person and of such Person’s Affiliates.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders”: at any time, the holders of more than 50% of the Total Commitments and total Incremental Term Commitments then in effect and the aggregate principal amount of all of the Loans outstanding at such time. The Commitments and Incremental Term Commitments and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. For purposes of determining whether there has been any change in a Requirement of Law under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

“Rescindable Amount”: as defined in Section 2.23(e).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment”: by any Person, any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock or other equity interest (or warrants, options or rights) or any other agreement or instrument.

“Same Day Funds”: immediately available funds.

“Sanction(s)”: any economic or financial sanction or trade embargo administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Scheduled Unavailability Date”: as defined in Section 2.22(c).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Significant Subsidiary”: any Subsidiary of the Borrower (a) which, together with its Subsidiaries (determined on a consolidated basis), has assets with a book value greater than or equal to $75,000,000 (or, if less, commencing with the first fiscal quarter ending after the Closing Date, 5% of the total assets of the Borrower and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal quarter for which financial information is available), determined in accordance with GAAP, (b) which, together with its Subsidiaries (determined on a consolidated basis), has net outside sales greater than or equal to $75,000,000 (or, if less, commencing with the first fiscal quarter after the Closing Date, 5% of the net outside sales of the Borrower and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available), determined in accordance with GAAP or (c) designated by the Borrower as a Significant Subsidiary by written notice to the Administrative Agent. As used in the foregoing definition, “net outside sales” means gross sales to Persons other than the Borrower and its consolidated Subsidiaries, net of cash discounts, customer returns and allowances.

“SOFR”: the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by the Borrower or a Subsidiary and any Lender or Lender Affiliate, including any counterparty that is a Lender or Lender Affiliate at the time at the time such Cash Management Agreement is entered into or any Cash Management Agreement between the Borrower or Subsidiary and any Lender or Lender Affiliate at the time it (or its Affiliate) becomes a Lender (including on the Closing Date).

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or a Subsidiary and any Lender or Lender Affiliate, including any counterparty that is a Lender or Lender Affiliate at the time at the time such Hedge Agreement is entered into or any Hedge Agreement between the Borrower or Subsidiary and any Lender or Lender Affiliate at the time it (or its Affiliate) becomes a Lender (including on the Closing Date); provided, that, if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender, such Hedge Agreement shall be considered a Specified Hedge Agreement only through the stated termination date (without extension or renewal) of such Hedge Agreement.

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary which are reasonably customary in securitization of accounts receivables transactions (it being understood that in no event shall Standard Securitization Undertakings include any Guarantee Equivalents in respect of principal or interest on the financing for any Qualified Receivables Transaction).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Significant Subsidiary of the Borrower which is a Domestic Subsidiary.

“Successor Rate”: as defined in Section 2.22(c).

“Supported QFC”: as defined in Section 9.20.

“Swap Obligations”: with respect to any Subsidiary Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans”: as defined in Section 2.1(a).

“Term SOFR”:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 A.M. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto, in each case; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided, that, if the rate is not published prior to 11:00 A.M. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto;

provided, that, if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Applicable Margin”: (a) with respect to the Incremental Term Loans made pursuant to any Incremental Term Loan Lender Joinder Agreement, the percentage(s) per annum set forth in such Incremental Term Loan Lender Joinder Agreement and (b) with respect to the Term Loans, the Term SOFR Applicable Margin will be determined pursuant to the Pricing Grid.

“Term SOFR Loan”: a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date”: as defined in Section 2.22(c).

“Term SOFR Screen Rate”: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Ticking Fee Rate”: (a) with respect to the Incremental Term Loans made pursuant to any Incremental Term Loan Lender Joinder Agreement and if applicable, the percentage(s) per annum set forth in such Incremental Term Loan Lender Joinder Agreement and (b) with respect to the Term Loans, the Ticking Fee Rate as determined pursuant to the Pricing Grid.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect. The aggregate principal amount of the Total Commitments as in effect on the Closing Date is $500,000,000.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Term SOFR Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration”: in relation to a Lender or any Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a Governmental Authority, supervisory authority or regulator under or based on the law in the country where such Lender or controlling Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be disclosed and such appointment has not been disclosed; provided, that, in any such case, such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“United States”: the United States of America.

“Unrestricted Cash”: as of any day of determination, an amount equal to the sum of (a) one-hundred percent (100%) of the cash and Cash Equivalents, in each case, held on such day by the Borrower and its Domestic Subsidiaries in the United States which is not subject to a Lien (other than a Lien permitted pursuant to Section 6.3(m)) and (b) sixty percent (60%) of the cash and Cash Equivalents, in each case, held on such day by Foreign Subsidiaries of the Borrower which is not subject to a Lien (other than a Lien permitted pursuant to Section 6.3(m)).

“U.S. Government Securities Business Day”: means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 9.20.

“U.S. Tax Compliance Certificate”: as defined in Section 2.25(e).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date of determination and the making of such payment by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. Unless otherwise qualified, all references to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” in this Agreement shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts receivable, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) [Reserved].

(f) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a partnership, or an allocation of assets to a series of a limited liability company or a partnership (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a partnership shall constitute a separate Person hereunder (and each division of any limited liability company or any partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

(g) No provision of Section 3.20, Section 3.21, Section 5.11 or Section 6.12 shall apply to or in favor of any Person if and to the extent that such provision would result in a breach, by or in respect of that Person, of any applicable Blocking Law.

1.3. [Reserved].

1.4. [Reserved].

1.5. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.6. FASB ASC 825; Changes in GAAP; Certain Calculations.

(a) FASB ASC 825. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, basket, covenant or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such financial ratio, basket, covenant or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such financial ratio, basket, covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, basket, covenant or requirement made before and after giving effect to such change in GAAP.

Without limiting the foregoing, all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(c) Certain Calculations. Notwithstanding anything to the contrary herein, with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall be not counted as Unrestricted Cash for purposes of clause (a)(y) of the definition of Consolidated Leverage Ratio.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1. Commitments and Loans.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make delayed draw term loans denominated in Dollars (“Term Loans”) to the Borrower in up to three (3) draws from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the initial principal amount of such Lender’s Term Loans, shall not exceed such Lender’s Commitment. The Borrower shall not request and no Lender shall be required to make any Term Loan if, after making such Term Loan, the aggregate principal amount of all the outstanding Term Loans of all of the Lenders shall exceed the Total Commitments then in effect. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required. The Term Loans may from time to time be Term SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2(a) and 2.18; provided, that, any Borrowing made on the Closing Date shall be made as ABR Loans unless the Borrower delivers a funding indemnity letter, in form and substance satisfactory to the Administrative Agent, not less than three (3) Business Days prior to the date of such Borrowing.

(b) The Borrower shall repay all outstanding Term Loans on the earlier of the Maturity Date and the date on which the Term Loans shall become due and payable in accordance with Section 7.

(c) Subject to Section 2.15(b), on the date(s) specified in the applicable Incremental Term Loan Lender Joinder Agreement, each Incremental Term Lender party to such Incremental Term Loan Lender Joinder Agreement severally agrees to make a term loan to the Borrower in the amount of its respective Incremental Term Commitment with respect to such Incremental Term Facility as set forth in such Incremental Term Loan Lender Joinder Agreement; provided, however, that, after giving effect to such advances, the outstanding principal amount of such Incremental Term Loans shall not exceed the aggregate amount of the Incremental Term Commitments set forth in the applicable Incremental Term Loan Lender Joinder Agreement of the applicable Incremental Term Lenders. Each Borrowing of Incremental Term Loans shall consist of Incremental Term Loans made simultaneously by the Incremental Term Lenders in accordance with their respective Incremental Term Commitments. Borrowings of Incremental Term Loans prepaid or repaid may not be reborrowed. Incremental Term Loans may from time to time be Term SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2(a) and 2.18.

(d) The Borrower shall repay all outstanding Incremental Term Loans in the installments, on the dates and in the amounts set forth in the applicable Incremental Term Loan Lender Joinder Agreement for the Incremental Term Facility under which such Incremental Term Loans were made and on the earlier of the applicable Incremental Term Loan Maturity Date and the date on which such Incremental Term Loans shall become due and payable in accordance with Section 7.

2.2. Procedure for Borrowings.

(a) The Borrower may borrow Loans on any Business Day during the Commitment Period (or, in the case of Incremental Term Loans, on the date(s) and/or during the periods specified in the applicable Incremental Term Loan Lender Joinder Agreement); provided, that, the Borrower shall give the Administrative Agent irrevocable notice, which may be given by (A) telephone or (B) a Borrowing Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Notice. Each such Borrowing Notice must be received by the Administrative Agent (x) prior to 11:00 A.M., New York City time, two Business Days prior to the requested Borrowing Date, in the case of Term SOFR Loans or (y) prior to 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans, specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Term SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing of Loans shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the remaining Commitments or applicable Incremental Term Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term SOFR Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the remaining Commitments or applicable Incremental Term Commitments are less than $1,000,000, such lesser amount). Upon receipt of any Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing of Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available in Dollars to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or by wire transfer of such amounts to an account designated in writing by the Borrower to the Administrative Agent in connection with the relevant borrowing.

(b) With respect to Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(c) After giving effect to all Borrowings and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Loans.

2.3. Cashless Settlement. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.4. [Reserved].

2.5. [Reserved].

2.6. [Reserved].

2.7. [Reserved].

2.8. [Reserved].

2.8A. [Reserved].

2.9. [Reserved].

2.10. [Reserved].

2.11. [Reserved].

2.12. [Reserved].

2.13. [Reserved].

2.13A. [Reserved].

2.14. Fees and Other Charges, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, subject to adjustment as provided in Section 2.37, a ticking fee for the period from and including the date that is sixty (60) days after the Closing Date to the last day of the Commitment Period, computed at the Ticking Fee Rate on the actual daily amount of the unutilized Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent (including, without limitation, pursuant to the Fee Letter).

2.15 Optional Termination or Reduction of Commitments; Incremental Term Loans.

(a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or any Incremental Term Commitments or, from time to time, to reduce the amount of the Commitments or any Incremental Term Commitments. Any such reduction shall be in an amount equal to $10,000,000, or an integral multiple of $1,000,000 in excess thereof, and shall reduce permanently the Commitments or applicable Incremental Term Commitments, as applicable, then in effect.

(b) Following the Closing Date, so long as no Default or Event of Default has occurred and is then continuing (both at the time of such request and at the time such Incremental Term Facility is instituted), the Borrower may, from time to time, request the institution of an Incremental Term Facility. Upon such request, the Administrative Agent shall have the right to solicit additional financial institutions to become Lenders for purposes of this Agreement, or to encourage any existing Lender to provide an Incremental Term Commitment; provided, that, (i) each Lender which is a party to this Agreement prior to the institution of an Incremental Term Facility shall have the first option, and may elect, to fund its pro rata share of the amount of the requested Incremental Term Facility (or any such greater amount in the event that one or more Lenders does not elect to fund its respective pro rata share of the requested Incremental Term Facility), but no Lender shall have any obligation to provide an Incremental Term Commitment with respect to such Incremental Term Facility; (ii) in the event that it becomes necessary to include a new financial institution to fund the amount of the requested Incremental Term Facility, each such financial institution shall be reasonably acceptable to the Administrative Agent and the Borrower (each such acceptance not to be unreasonably withheld) and each such financial institution shall become a Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof, pursuant to an Incremental Term Loan Lender Joinder Agreement; (iii) the Administrative Agent shall not have any obligation to the Borrower or to any Lender to solicit additional financial institutions or to allocate any portion of any Incremental Term Facility to any Lender pursuant to this Section 2.15(b); (iv) (A) the Incremental Term Loan Maturity Date for such Incremental Term Facility shall be as set forth in the Incremental Term Loan Lender Joinder Agreement relating to such Incremental Term Facility; provided, that, such date shall not be earlier than the then-Latest Maturity Date; (B) the scheduled principal amortization payments under such Incremental Term Facility shall be as set forth in the Incremental Term Loan Lender Joinder Agreement relating to such Incremental Term Facility;

provided, that, the Weighted Average Life to Maturity of the Incremental Term Loans made under such Incremental Term Facility shall not be shorter than the then-remaining Weighted Average Life to Maturity of the Term Loans or any Incremental Term Loans under any then-existing Incremental Term Facility; and (C) all other terms of such Incremental Term Facility (other than as set forth in Sections 2.15(b)(iv)(A) and (B) above) shall be reasonably satisfactory to the Administrative Agent (it being understood and agreed that the following shall be reasonably satisfactory to the Administrative Agent: (x) covenants or other provisions applicable only to periods after the then-Latest Maturity Date, (y) covenants or other provisions that are added for the benefit of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, and (z) to the extent required by the lenders providing such Incremental Term Facility, customary “most-favored-nation” protection, call protection, and mandatory prepayments, in each case, which may be applicable solely with respect to such Incremental Term Facility (provided, that, to the extent any mandatory prepayment required in connection with the establishment of an Incremental Term Facility, such mandatory prepayment shall be applied ratably to all then-existing Incremental Term Loans)); and (v) in no event shall the aggregate principal amount of all Incremental Term Facilities instituted under this Section 2.15(b) exceed $100,000,000. Schedule 1.1 shall be amended by the Administrative Agent and the Borrower to reflect the establishment of an Incremental Term Facility pursuant to this Section 2.15(b) and to include thereon any Person that becomes a Lender pursuant to this Section 2.15(b), and the Administrative Agent shall deliver to the Lenders and the Borrower copies of such Schedule 1.1.

2.16 Optional Prepayments. The Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty; provided, that, such Notice of Loan Prepayment must be received by the Administrative Agent not later than 11:00 A.M., New York City time, two Business Days prior to the date of prepayment, in the case of Term SOFR Loans, and not later than 11:00 A.M., New York City time, one Business Day prior to the date of prepayment, in the case of ABR Loans. Each such Notice of Loan Prepayment shall specify the date and amount of prepayment and whether the prepayment is of Term SOFR Loans or ABR Loans; provided, that, if a Term SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.26. Upon receipt of any Notice of Loan Prepayment, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Notice of Loan Prepayment is given, the amount specified in such Notice of Loan Prepayment shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.17 [Reserved].

2.18. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert (i) Term SOFR Loans to ABR Loans by giving the Administrative Agent irrevocable notice of such election not later than 11:00 A.M., New York City time, one Business Day prior to the date of conversion; provided, that, any such conversion of Term SOFR Loans may only be made on the last day of an Interest Period with respect thereto and (ii) ABR Loans to Term SOFR Loans by giving the Administrative Agent irrevocable notice of such election (which shall specify the length of the initial Interest Period therefor) not later than 11:00 A.M., New York City time, two Business Days prior to the date of conversion, which notice, in each case of clause (i) and (ii), may be given by (A) telephone or (B) a Conversion/Continuation Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of Conversion/Continuation Notice. No ABR Loan may be converted into a Term SOFR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such Conversion/Continuation Notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Term SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent (which notice may be given by (i) telephone or (ii) a Conversion/Continuation Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Conversion/Continuation Notice), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that, no Term SOFR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations; provided, further, that, if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso any such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any Conversion/Continuation Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.19. Limitations on Interest Periods. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than seven (7) Interest Periods shall be outstanding at any one time.

2.20. Interest Rates and Payment Dates.

(a) Each Term SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such Interest Period, plus the Term SOFR Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR determined for such date, plus the ABR Applicable Margin.

(c) [Reserved].

(d) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.20 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any ticking fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date applicable thereto; provided, that, interest accruing pursuant to Section 2.20(d) shall be payable from time to time on demand. Interest shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.21 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.23(c), bear interest for one day.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the relevant Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.20(a).

2.22 Illegality; Inability to Determine Interest Rate.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund or charge interest with respect to any extension of credit, or to determine or charge interest rates based upon SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to determine or charge interest rates based upon SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.26.

(b) If in connection with any request for a Term SOFR Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of Term SOFR Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.22(c) and the circumstances under clause (i) of Section 2.22(c) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any determination date(s) or for any requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Period(s) or determination date(s)), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the ABR, the utilization of the Term SOFR component in determining the ABR shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.22(b), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Period(s) or determination date(s)) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.22(c)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.22 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 P.M. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d) The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

(e) Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.23 Pro Rata Treatment and Payments.

(a) (i) Each borrowing by the Borrower of Loans from the Lenders hereunder shall be made pro rata according to the respective Applicable Percentages of the relevant Lenders and (ii) each payment by the Borrower on account of any ticking fee and any reduction of the Commitments or Incremental Term Commitments of the relevant Lenders shall be made pro rata according to the respective Applicable Percentages of the relevant Lenders.

(b) (i) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders and (ii) each payment (including each prepayment) by the Borrower on account of principal of and interest on Incremental Term Loans pursuant to an Incremental Term Facility shall be made pro rata according to the respective outstanding principal amounts of the Incremental Term Loans of such Incremental Term Facility then held by the relevant Incremental Term Lenders.

(c) All payments (including prepayments) to be made by the Borrower, whether on account of principal, interest, fees or otherwise, shall be made without deduction for any defense, recoupment, setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at its Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on a Term SOFR Loan) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the Overnight Rate, plus any applicable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Any notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(f) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.7 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 8.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 8.7.

(g) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.24 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date shall:

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of Term SOFR; or

(iii) impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, that, the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided, that, the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(c) [Reserved].

(d) A certificate as to any additional amounts payable pursuant to this Section 2.24 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.24 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.25 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If either the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If either the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.25) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, but subject to the terms and conditions contained herein, the Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.25)

payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. Nothing in the preceding sentence shall preclude the Borrower from taking any and all steps at its own expense to contest or seek a refund of any Indemnified Taxes that the Borrower believes in good faith to have been erroneously imposed or assessed and to retain any refund so obtained. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.25(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(c) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 2.25, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation (and information) prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 2.25(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of properly completed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed and properly completed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed and properly completed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed and properly completed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of properly completed IRS Form W-8IMY, accompanied by properly completed IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed and properly completed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after Closing Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.25 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient receives a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.25, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.25 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Borrower, upon the request of the Recipient, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. The agreements in this Section 2.25 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.26. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense relating to changes in interest rates that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Term SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Term SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term SOFR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall be exclusive of administrative costs and expenses. A certificate as to any amounts payable pursuant to this Section 2.26 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (and this covenant shall, in any event and for the avoidance of doubt, be subject to Section 1.2(e)).

2.27. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.24 or 2.25 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that, such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that, nothing in this Section 2.27 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.24 or 2.25.

2.28. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.24 or 2.25, (b) is a Defaulting Lender or (c) is a Lender that does not approve any consent, waiver or amendment that (x) requires the approval of all Lenders or all affected Lenders (and such Lender is an affected Lender) in accordance with the terms of Section 9.1 and (y) has been approved by the Required Lenders; provided, that, (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.27 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.24 or 2.25, (iv) the replacement financial institution shall purchase, at par (unless the Lender being replaced otherwise agrees in its discretion), all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.26 if any Term SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 ( provided, that, the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.24 or 2.25, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Each party hereto agrees that (a) an assignment required pursuant to this Section 2.28 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 2.28 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.9.

2.29. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder or under any other Loan Document in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Loan Party in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 2.29 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

2.30. [Reserved].

2.31. [Reserved].

2.32. Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 9.6(b). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans and other extensions of credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. If any Lender requests (through the Administrative Agent) a Note from the Borrower, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.33. [Reserved].

2.34. [Reserved].

2.35. [Reserved].

2.36. [Reserved].

2.37. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1 and the definition of “Required Lender”.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.37(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender shall not be entitled to receive any ticking fee pursuant to Section 2.14(a) (or provided for in any Incremental Term Loan Lender Joinder Agreement) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Commitments and Incremental Term Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except as provided in Section 9.19 or to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.38. Designated Lenders. Each of the Administrative Agent and each Lender at its option may make any Loan or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided, that, any exercise of such option shall not affect the obligation of the Borrower to repay any Loan in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided, that, designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of any Lender or Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1. Financial Condition. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2025, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, presents fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Equivalents, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, on and as of the Closing Date, except those (a) reflected in the financial statements referred to in this paragraph, (b) which were incurred after June 30, 2025, in the case of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practices, (c) that are obligations (including transaction costs) in connection with this Agreement, or (d) that, individually or in the aggregate, do not have a Material Adverse Effect. During the period from June 30, 2025, to and including the Closing Date, except as publicly disclosed in filings with the SEC prior to the Closing Date, there has been no Disposition by any Group Member of any business or property that is material to the Borrower and its consolidated Subsidiaries, taken as a whole.

3.2. No Change. Since June 30, 2025, there has been no development or event that, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

3.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of Group Members other than each of the Loan Parties, where the failure to be so organized, validly existing and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority and rights could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except for jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, do not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

3.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8. Ownership of Property, Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, in each case necessary and related to its operations, except for such property where the failure to maintain such title or interest, individually or in the aggregate, does not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where such failure, individually or in the aggregate, does not have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except where such claims, individually or in the aggregate, do not have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect, except where such infringement, individually or in the aggregate, does not have a Material Adverse Effect.

3.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except where the failure to file such returns and pay such taxes, fees and other charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge that would, if made, have a Material Adverse Effect.

3.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used to purchase or carry Margin Stock as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12. ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, which in any event has resulted, or could reasonably be expected to result in, a material liability; (ii) the Borrower and each ERISA Affiliate has complied in all material respects with all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the Pension Plan’s actuary, would not reasonably be expected to result in a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, which in any event has resulted, or could reasonably be expected to result in, a material liability; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof (other than by means of an annuity or other termination that preserves the Pension Plan’s ability to meet in full its liabilities and obligations to Plan participants as and when they become due) nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 3.12(d) hereto.

(e) As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Incremental Term Commitments or this Agreement.

3.13. Investment Company Act; Other Regulations. Neither any Loan Party nor any Person controlling a Loan Party or any Subsidiary of a Loan Party, (a) is or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended or (b) is a “holding company” or a “public utility company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.14. Use of Proceeds. The proceeds of the Loans, shall be used (a) to refinance Indebtedness of the Borrower and its Subsidiaries and (b) for general corporate purposes of the Borrower and its Subsidiaries.

3.15. Environmental Matters. Except as disclosed on Schedule 3.15 or except as, in the aggregate, do not have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

3.16. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders (other than financial projections) for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, in each case in light of the circumstances under which such statements were made or information provided. The projections and pro forma financial information, if any, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.17. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

3.18. Insurance. The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurers (not related to or affiliated with the Borrower or any of its Subsidiaries) insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

3.19. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.19 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

3.20. OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee or third party that will act in any capacity on behalf of or at the direction of the Borrower or any of its Subsidiaries is an individual or entity that is, or is known by the Borrower or its Subsidiaries to be owned or controlled by any individual or entity that is (a) currently subject to or the target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

3.21. Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which the Borrower and its Subsidiaries conduct business and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

3.22. Affected Financial Institution; Covered Entity. No Loan Party is (a) an Affected Financial Institution or (b) a Covered Entity.

3.23. Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 4

CONDITIONS PRECEDENT

4.1. Conditions to Initial Borrowing. The agreement of each Lender to make the initial Loans requested to be made by it to the Borrower is subject to the satisfaction, prior to or concurrently with the making of such Loans, if any, on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1.

(b) Financial Statements. The Lenders shall have received the consolidated financial statements of the Borrower and its consolidated Subsidiaries described in Section 3.1.

(c) Fees and Expenses. The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees (including the amendment fees) required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(d) Secretary’s Certificate, Certified Certificate of Incorporation: Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party (or equivalent documentation) certified by the relevant authority of the jurisdiction of organization of such Loan

Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization. The certificate of the Borrower shall further certify (w) that the conditions specified in Sections 4.2(a) and (b) have been satisfied; (x) that there has been no event or circumstance since June 30, 2025 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (y) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (A) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (B) that would reasonably be expected to have a Material Adverse Effect; and (z) the current Debt Ratings.

(e) Legal Opinions. The Administrative Agent shall have received the legal opinion of Willkie Farr & Gallagher LLP, counsel to the Borrower and the Subsidiary Guarantors, in form and substance acceptable to the Administrative Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Guarantee. The Administrative Agent shall have received the Guarantee, executed and delivered by each Subsidiary Guarantor.

(g) Notes. Each Lender shall have received a Note executed and delivered by the Borrower if such Lender requested a Note pursuant to Section 2.32.

(h) KYC Information.

(i) Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act.

(ii) At least 5 days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.

Each of the foregoing shall be in form and substance satisfactory to the Administrative Agent and each Lender. Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2. Conditions to Each Borrowing. The agreement of each Lender to make any Loan requested to be made by it to the Borrower on any date (including the initial Loans) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than the representations and warranties set forth in Section 3.2 and Section 3.6 of this Agreement) shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each Borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments or any Incremental Term Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows and changes in stockholders’ equity of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLC or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). In lieu of furnishing the Administrative Agent and the Lenders the items referred to in clauses (a) and (b) above, the Borrower may make such items available on the internet at www.Kennametal.com or by similar electronic means.

5.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (e), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of a Responsible Officer of the Borrower, dated as of the date of such delivery, stating that, since the date of the Borrower’s fiscal year end immediately preceding the fiscal year end for which such financial statements are being delivered, there has been no development or event that has had a Material Adverse Effect;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred, except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of Section 6.1 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (including, without limitation, any reconciliations required in connection with any changes in GAAP, subsequent to the Closing Date);

(c) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(d) promptly, notice of any change in any Debt Rating of the Borrower;

(e) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation; and

(f) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

In lieu of furnishing the Administrative Agent and the Lenders the items referred to in clause (c) above, the Borrower may make such items available on the internet at www.Kennametal.com or by similar electronic means; provided, that, the Borrower shall promptly provide written or electronic notice to the Administrative Agent and each Lender when statements and reports subject to clause (c) above are made available via www.Kennametal.com or such other electronic means.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak, ClearPar or another similar electronic system approved by the Borrower (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Joint Book Runners and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Joint Lead Arrangers and the Joint Book Runners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

5.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where such failure to pay, discharge or otherwise satisfy would not have a Material Adverse Effect.

5.4. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than clause (a)(i) with respect to the Borrower) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition in all material respects, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business or having similar properties similarly situated.

5.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made in all material respects of all dealings and transactions in relation to its business and activities, and (b) following reasonable prior written notice to the Borrower, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (it being understood that, so long as no Default or Event of Default has occurred and is continuing, such times shall be during normal business hours) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, to the extent such accountants are willing, with their independent certified public accountants.

5.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) which, if adversely decided, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) in which any material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) as soon as possible and in any event within thirty (30) days after the Borrower knows or has any reason to know of the occurrence of an ERISA Event; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8. Use of Proceeds. Use the proceeds of the Loans (a) to refinance Indebtedness of the Borrower and its Subsidiaries and (b) for general corporate purposes of the Borrower and its Subsidiaries.

5.9. Continuation of or Change in Business. (a) Not engage in any business if, as a result, the general nature of the business, on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially and significantly changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on a consolidated basis on the Closing Date, or such business is not reasonably related to the business of the Borrower and its Subsidiaries on a consolidated basis on the Closing Date; and (b) with respect to the Loan Parties taken as a whole, continue to operate as an operating company in substantially the manner as at the Closing Date, and not transfer to any Person which is not a Loan Party, in any transaction or set of related transactions, any material portion of the Loan Parties’ operating assets.

5.10. Further Assurances. Cause each Person which is or becomes a Significant Subsidiary (other than a Foreign Subsidiary) to become a Subsidiary Guarantor as promptly as practicable after (but in any event within 10 days after the date that financial statements are delivered pursuant to Section 5.1 which evidence that such Subsidiary is a Significant Subsidiary) the date such Person first satisfies the criteria in the definition of “Significant Subsidiary”, by causing such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guarantee, together with (a) an opinion of counsel (including in-house counsel) for such Subsidiary covering such matters relating to such supplement to the Guarantee as the Administrative Agent may reasonably request, and (b) all documents which the Administrative Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such supplement to the Guarantee, and any other matters reasonably determined by the Administrative Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

5.11. Sanctions. Engage in business or transactions involving individuals or entities that are subject to or the target of Sanctions, or in, or with entities or individuals located, organized or resident in, a Designated Jurisdiction, only if such business or transactions are in compliance with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with Sanctions. To the extent the Borrower or any of its Subsidiaries engages in such business or transactions in compliance with all applicable Sanctions, those business activities and related transactions with third parties will not constitute a violation of this Section 5.11 or any other provision of this Agreement that relates to Sanctions; provided, that, in no event shall the proceeds of any Loans be used in connection with such business or transactions.

5.12. Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which the Borrower and its Subsidiaries conduct business and maintain policies and procedures designed to promote and achieve compliance with such laws.

SECTION 6

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments or any Incremental Term Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1. Financial Condition Covenant. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 3.75 to 1.00; provided, that, upon the occurrence of a Qualified Acquisition, for the four (4) fiscal quarter period of the Borrower commencing with the fiscal quarter of the Borrower during which such Qualified Acquisition is consummated (such period of increase, a “Leverage Increase Period”), the ratio set forth above may, upon receipt by the Administrative Agent of a Qualified Acquisition Notice, be increased to 4.25 to 1.00; provided, further, that, (a) for at least one (1) fiscal quarter of the Borrower ending immediately following each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarter shall not be greater than 3.75 to 1.00 prior to giving effect to another Leverage Increase Period, (b) there shall be no more than two (2) Leverage Increase Periods during the term of this Agreement, and (c) each Leverage Increase Period shall apply only with respect to the calculation of the Consolidated Leverage Ratio for purposes of determining compliance with this Section 6.1 and for purposes of any Qualified Acquisition Pro Forma Calculation.

6.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) subject to Section 6.11, Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(c) Guarantee Equivalents incurred in the ordinary course of business by the Borrowers or any of its Subsidiaries of obligations (other than Indebtedness) of the Borrower or any Subsidiary;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount thereof or shortening the maturity thereof);

(e) Indebtedness of the Borrower or its Subsidiaries constituting (i) Capital Lease Obligations and (ii) Indebtedness secured by purchase money Liens described in Section 6.3(g); provided, that, the aggregate principal amount of outstanding Indebtedness described in this Section 6.2(e) shall not exceed $150,000,000 (or the equivalent in any currency) at any time;

(f) Guarantee Equivalents incurred by the Borrower for the obligations of its Subsidiaries under any Indebtedness of such Subsidiaries otherwise permitted hereunder;

(g) Indebtedness and Guarantee Equivalents (without duplication) incurred by the Borrower or any Subsidiary under the Existing Revolving Credit Agreement in an aggregate principal amount not to exceed $950,000,000 at any one time outstanding;

(h) other unsecured Indebtedness for borrowed money of the Borrower (and not of any Subsidiary) incurred by the Borrower after the Closing Date; and

(i) additional Indebtedness of the Borrower or any of its Subsidiaries; provided, that, the aggregate principal amount (for the Borrower and all Subsidiaries) of such Indebtedness, together with the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions, shall not exceed $350,000,000 at any one time outstanding.

6.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

(a) Liens for taxes (i) that are not yet due, (ii) that do not exceed $25,000,000 in the aggregate or (iii) that are being contested in good faith by appropriate proceedings; provided, that, in each case of clause (i), (ii) or (iii), adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries after notice or discovery of any such Lien, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d); provided, that, no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets; provided, that, (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(i) judgment liens fully bonded or stayed pending appeal and not constituting an Event of Default under Section 7(h); provided, that, such liens are released or discharged within 90 days after the entry thereof;

(j) Liens in favor of the United States government which arise in the ordinary course of business resulting from progress payments or partial payments under United States government contracts or subcontracts thereunder;

(k) Liens on Margin Stock, if and to the extent that the value of such Margin Stock does not exceed 25% of the total assets of the Borrower and its Subsidiaries subject to this Section 6.3;

(l) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

(m) Liens consisting of (x) set-off rights or other similar rights in favor of banking institutions securing fees due by the Borrower or its Subsidiaries in the ordinary course in connection with deposit and other bank accounts held at such banking institution, which fees are within the general parameters customary in the banking industry and (y) any set-off or similar rights granted to any of the Lenders hereunder or pursuant to any of the Loan Documents;

(n) Liens granted in relation to the provision of Cash Collateral (pursuant to and as defined in the Existing Revolving Credit Agreement); and

(o) Liens not otherwise permitted by this Section 6.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds 10% of Consolidated Tangible Assets at any one time.

6.4. Fundamental Changes. The Borrower shall not, and shall not permit any Subsidiary which is a Loan Party to, directly or indirectly, merge with or into or consolidate with any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following: (a) the Borrower may merge with another Person so long as the Borrower is the surviving corporation, (b) a Subsidiary which is a Loan Party may merge with the Borrower or another Loan Party, or may merge with another Person so long as such Subsidiary is the surviving corporation or such other Person becomes a Subsidiary and a party to the Guarantee and (c) the Borrower and its Subsidiaries may make Dispositions permitted pursuant to Section 6.10; provided, that, with respect to clause (a) and (b) above, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrower shall have demonstrated, as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 after giving effect, on a pro forma basis, to such merger or consolidation as if it had occurred on such last day or the first day of the relevant period, as appropriate, that the Consolidated Leverage Ratio shall be less than 3.75 to 1.00 (or, for any such merger or consolidation that is a Qualified Acquisition (to the extent that the Borrower has delivered a Qualified Acquisition Notice in connection therewith), 4.25 to 1.00), (iii) any such merger or consolidation shall not be a “hostile” acquisition and shall have been approved by the board of directors and/or the shareholders (or equivalent) of the Borrower or Subsidiary and the Person acquired in connection with such acquisition and (iv) the Borrower shall have delivered to the Administrative Agent at least ten Business Days prior to any such merger or consolidation a certificate of a Responsible Officer of the Borrower certifying the satisfaction of the foregoing conditions and setting forth in reasonable detail the calculations necessary to determine compliance with clause (ii) above.

6.5. Transactions with Affiliates. Except as set forth on Schedule 6.5, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.6. Use of Proceeds. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

6.7. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any of the Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions contained in agreements governing Indebtedness of a Foreign Subsidiary permitted under Section 6.2(i) (provided, that, (x) such restriction applies only to such Foreign Subsidiary and its Subsidiaries and (y) at no time shall the aggregate outstanding principal amount of such Indebtedness affected by such restriction exceed $50,000,000), (iv) restrictions on property subject to a Permitted Lien in favor of the holder of such Lien and, (v) restrictions contained in any Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the board of directors or senior management of the Borrower, are necessary to effect such Qualified Receivables Transaction.

6.8. Amendment of Credit Documentation. Enter into, or permit any of its Subsidiaries to enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except for the Loan Documents.

6.9. Off-Balance Sheet Financings. Enter into, or permit any of its Subsidiaries to enter into, any arrangements (other than a Qualified Receivables Transaction permitted under Section 6.10(d)) to finance any Indebtedness of any Person (other than the Borrower and its consolidated Subsidiaries) (a) which was incurred by the Borrower or any of its Subsidiaries or guaranteed by the Borrower or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Borrower or any of its Subsidiaries and (b) the payments in respect of which are intended to be financed with the proceeds of payments made to such Person by the Borrower or any of its consolidated Subsidiaries or any Indebtedness or Capital Stock issued by the Borrower or any such Subsidiary in an aggregate principal amount in excess of $50,000,000 at any time outstanding.

6.10. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) subject to Section 6.11, the sale or issuance of any Subsidiary’s Capital Stock or assets to the Borrower or any other Subsidiary;

(d) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” made in connection with a Qualified Receivables Transaction; provided, that, notwithstanding anything herein to the contrary, in no event shall (i) the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions of the Borrower and its Domestic Subsidiaries be greater than $200,000,000 in the aggregate at any one time or (ii) the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions of Foreign Subsidiaries be greater than $100,000,000 in the aggregate at any one time;

(e) Dispositions set forth on Schedule 6.10;

(f) the Disposition of other property having a fair market value not to exceed 20% of Consolidated Tangible Assets in the aggregate for any fiscal year of the Borrower; and

(g) the transfer of Capital Stock of any Foreign Subsidiary constituting directors’ qualifying shares or other similar nominal ownership interests required by law to be held by a third party;

provided, that, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall release each Subsidiary Guarantor from its obligations under the Guarantee in connection with any Disposition by the Borrower or any of its Subsidiaries of such Subsidiary Guarantor permitted pursuant to this Section 6.10.

6.11. Investments. Make any advance, loan, extension of credit (by way of Guarantee Equivalent or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Equivalents permitted by Section 6.2 (other than by reference to this Section 6.11 (or any sub-clause hereof));

(d) (x) acquisitions of the assets of another Person or acquisitions of the Capital Stock of Persons, or (y) other Investments by the Borrower or any of its Subsidiaries; provided, that, (i) at the time of any such acquisition or Investment and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) the Borrower shall have demonstrated, on a pro forma basis after giving effect to such acquisition or Investment, that the Consolidated Leverage Ratio shall be less than 3.75 to 1.00 (or, for any such acquisition or Investment that is a Qualified Acquisition (to the extent that the Borrower has delivered a Qualified Acquisition Notice in connection therewith), 4.25 to 1.00) and (iii) any such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors and/or the shareholders (or equivalent) of the Borrower or applicable Subsidiary and the Person acquired in connection with such acquisition;

(e) intercompany Investments (x) by the Borrower or any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor or (y) by a Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(f) Investments consisting of the Guarantee; and

(g) Investments by the Borrower or a Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; provided, however, that, any Investment in any such Person is in the form of an equity interest or interests in accounts receivable and related assets generated by the Borrower or a Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable.

6.12. Sanctions. Directly or knowingly indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to (a) fund, finance or facilitate any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, in violation of applicable Sanctions, or (b) in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Joint Lead Arranger, Administrative Agent, or otherwise) of applicable Sanctions.

6.13. Anti-Corruption Laws. Directly or knowingly indirectly use the proceeds of any Loans for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions in which the Borrower and its Subsidiaries conduct business to the extent such laws are applicable to the activity in question.

SECTION 7

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) (only with respect to an Event of Default) or Section 6 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Equivalent, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Equivalent) to become payable; provided, that, a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $100,000,000; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law of any jurisdiction, domestic or foreign, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, that, notwithstanding anything to the contrary contained in this Section 7(f), it shall be an Event of Default if Immaterial Subsidiaries that collectively have assets with a total book value or fair market value of more than $20,000,000 are subject to the events described in clause (i), (ii), (iii), (iv) or (v) above; or

(g) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC and such liability could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure to pay could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) the guarantee of any Subsidiary Guarantor (other than Subsidiary Guarantors which (i) are designated by the Borrower as a Significant Subsidiary under clause (c) of the definition of “Significant Subsidiary” and (ii) would not be a Significant Subsidiary absent such designation) contained in the Guarantee shall cease, for any reason, to be in full force and effect (except (x) to the extent that such Subsidiary Guarantor is merged into the Borrower or another Subsidiary Guarantor or (y) such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by Section 6.10) or any Loan Party shall so assert, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents, shall be commenced by the Borrower or any of its Subsidiaries party thereto, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments and any Incremental Term Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments and any Incremental Term Commitments to be terminated forthwith, whereupon the Commitments and Incremental Term Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable as set forth above), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.36 and 2.37, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.22, 2.25 and 2.26) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 2.22, 2.25 and 2.26) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Specified Hedge Agreements and Specified Cash Management Agreements, ratably among the Lenders and providers of any Specified Hedge Agreements and Specified Cash Management Agreements in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Lender Affiliates based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

SECTION 8

ADMINISTRATIVE AGENT

8.1. Appointment and Authority. Each of the Lenders hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender hereunder and under the other Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 8 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.2. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.3. Exculpatory Provisions. Neither any Agent, the Joint Book Runners, or any Joint Lead Arranger nor any of their respective Related Parties shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, each of the Agents, the Joint Book Runners, and the Joint Lead Arrangers:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Joint Lead Arrangers, Joint Book Runners or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1 and Section 7) or (ii) in the absence of a finding that it acted with gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6. Non-Reliance on Administrative Agent, Joint Lead Arrangers, Joint Book Runners and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, any Joint Book Runner nor any Joint Lead Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, any Joint Book Runner or any Joint Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Joint Book Runner or any Joint Lead Arranger to any Lender as to any matter, including whether the Administrative Agent, any Joint Book Runner or any Joint Lead Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent, each Joint Book Runner and each Joint Lead Arranger that it has, independently and without reliance upon the Administrative Agent, any Joint Book Runner, any Joint Lead Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Book Runner, any Joint Lead Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

8.7. Indemnification. The Lenders agree to indemnify each Agent, Joint Book Runner and Joint Lead Arranger in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments and any Incremental Term Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent, Joint Book Runner or Joint Lead Arranger in any way relating to or arising out of, the Commitments or any Incremental Term Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Joint Book Runner or Joint Lead Arranger under or in connection with any of the foregoing; provided, that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Joint Book Runner’s or Joint Lead Arranger’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.9. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.25(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retired or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

8.10. No Other Duties. Anything herein to the contrary notwithstanding, none of the Agents, Joint Lead Arrangers, or Joint Book Runners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

8.11. Release of Guarantors. Each Lender hereby authorizes the Administrative Agent, at its option and in its discretion, to enter into any agreement or execute any document evidencing the release of any Subsidiary Guarantor from its obligations under this Agreement and the other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guarantee pursuant to this Section 8.11.

8.12. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.20 and 9.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.13. ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or any Incremental Term Commitments, or this Agreement; (B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, any Incremental Term Commitments and this Agreement; (C)(1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, any Incremental Term Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Commitments, any Incremental Term Commitments and this Agreement satisfies the requirements of subsections (b) through (k) of Part I of PTE 84-14, and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, any Incremental Term Commitments and this Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (A) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (D) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, any Incremental Term Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

8.14. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

SECTION 9

MISCELLANEOUS

9.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, no such waiver and no such amendment, supplement or modification shall (i) forgive (in whole or in part) the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i), or (z) that any modification or change in the metric for determining fee rates, applicable margins and Pricing Levels hereunder, including using financial covenants rather than the Borrower’s Debt Rating shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or Incremental Term Commitment(s), in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of its rights and obligations under this Agreement and the other Loan Documents or release, other than as provided in Section 8.11 (as in effect on the Closing Date) (in which case such release of any Subsidiary Guarantor may be made by the Administrative Agent acting alone), all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee or subordinate, or have the effect of subordinating, the Obligations of a Loan Party hereunder to any other Indebtedness or other obligation of such Loan Party (except only the consent of the Required Lenders shall be required to increase or otherwise modify the Permitted Liens (as defined on the Closing Date) of such Loan Party), in each case without the written consent of all the Lenders; (iv) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; (v) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent; or (vi) amend, modify or waive any provision of Section 2.23, the last seven paragraphs of Section 7 or any other provision hereof in a manner that would have the effect of altering the pro rata payments or the pro rata sharing of payments otherwise required hereunder or, with respect to the last seven paragraphs of Section 7, the order of application set forth therein, without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment or any Incremental Term Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the loans and all related obligations and liabilities arising in connection therewith from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (or on a subordinated basis to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and the accrued interest and fees in respect thereof and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder; (b) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an inconsistency, obvious error or omission, in each case, of a technical or immaterial nature, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; (c) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 9.1, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitments, Incremental Term Commitments or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective; (d) this Agreement may be amended or otherwise supplemented without the written consent of the Lenders or the Required Lenders to institute Incremental Term Facilities in accordance with Section 2.15(b); (e) this Agreement may be amended with the written consent of the Administrative Agent and the Borrower as contemplated by Section 2.22(c) and (d); and (f) the Fee Letter may be amended only with the written consent of the parties to the Fee Letter.

9.2. Notices.

(a) Notices Generally. Except in the case of notices expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Kennametal Inc.

525 William Penn Place, Suite 3300

Pittsburgh, Pennsylvania 15219

Attention:	Mark J. Olyarnik

Facsimile:	+1.724.539.4668
Telephone:	+1.724.539.5447
E-mail:	mark.olyarnik@kennametal.com

Administrative Agent:	Administrative Agent’s Office

(for payments and requests for borrowings):

Bank of America, N.A.

Building B

7105 Corporate Dr.

Mail Code: TX2-981-02-29

Plano, TX 75024

Attention: Sanja Prodanovic

Telephone: 1-469-201-7939

Electronic Mail: sanja.prodanovic@bofa.com

Other Notices as Administrative Agent

Bank of America, N.A.

Agency Management

Gateway Village – 900 Building

900 W Trade Street

Mail Code: NC1-026-06-03

Charlotte, NC 28255-0001

Attention: Angela Berry

Telephone: 1-980-388-6483

Electronic Mail: angela.m.berry@bofa.com

Remittance Instructions -USD

Bank of America NA (SWIFT ID: BOFAUS3N)

ABA Number: 026009593

Beneficiary Account Number: 1366072250600

Acct Name: Wire Clearing Acct for Syn Loans – LIQ

Beneficiary: Kennametal Inc.

BANK OF AMERICA, N.A.100 NORTH TRYON STREET CHARLOTTE, NC 28255

provided, that, any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Notices, Conversion/Continuation Notices and Notices of Loan Prepayment) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

9.3. No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7 for the benefit of all the Lenders; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.7 (subject to the terms of Section 2.23), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.23, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.5. Costs and Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers and their Affiliates for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, Agent, Joint Book Runner and Joint Lead Arranger for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights (i) under this Agreement, the other Loan Documents and any such other documents, including its rights under this Section, or (ii) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, in each case, including the reasonable fees and disbursements of counsel (including the allocated expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, and (c) to pay, indemnify, and hold each Lender, Agent, Joint Book Runner and Joint Lead Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents delivered by a Group Member in connection with any Loan Document or the transactions contemplated thereby.

(b) Indemnification by the Borrower. The Borrower shall indemnify, and hold the Administrative Agent (and any sub-agent thereof), each Lender, Agent, Joint Book Runner and Joint Lead Arranger and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), delivery, enforcement, performance and administration of this Agreement, any other Loan Document and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that, the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee to the extent of the Indemnitee’s liability as an owner (and not as an operator or arranger under Environmental Laws). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.23(f).

(d) Payments. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at its address set forth in Section 9.2 or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.

(e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitments and any Incremental Term Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.6. Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6. No assignment by a Lender hereunder shall be made to (i) the Borrower or the Borrower’s Affiliates or Subsidiaries, (ii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons) or (iii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iii). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Incremental Term Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that, no consent of the Borrower shall be required for an assignment (1) to a Lender, (2) to a Lender Affiliate or Approved Fund, or (3) if any Event of Default has occurred and is continuing, to any other Person; and

(B) the Administrative Agent; provided, that, the consent of the Administrative Agent shall not be required for an assignment to an Assignee that is a Lender, a Lender Affiliate, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Incremental Term Commitments, the amount of the Commitments or Incremental Term Commitments, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that, (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment or Incremental Term Commitments assigned;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in the form supplied by the Administrative Agent; and

(D) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.24, 2.25, 2.26 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments and Incremental Term Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lenders at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments, Incremental Term Commitments and the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.24, 2.25 and 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.25(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Section 2.27 and Section 2.28 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.24 or Section 2.25, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from any change in a Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.28 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided, that, such Participant shall be subject to Section 9.7(a) as though it were a Lender. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(c) without regard to the existence of any participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Additional Notes. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.6.

(f) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a Conduit Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement. Each party hereto hereby agrees that

(i) neither the grant to any Conduit Lender nor the exercise by any Conduit Lender of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, (ii) no Conduit Lender shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by a Conduit Lender hereunder shall utilize the Commitment or Incremental Term Commitment, as applicable, of the Granting Lender to the same extent, and as if, such committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any Conduit Lender, it will not institute against, or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any Conduit Lender may (x) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (y) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such Conduit Lender.

9.7. Adjustments, Set-off; Pari Passu Treatment.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other relevant Lender, if any, in respect of the Obligations owing to such other relevant Lender, such Benefited Lender shall purchase for cash from the other relevant Lenders a participating interest in such portion of the Obligations owing to each such other relevant Lender, or shall provide such other relevant Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the relevant Lenders; provided, however, that, if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall, so long as any Event of Default has occurred and is continuing, have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Lender Affiliate or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

(c) Following the occurrence and during the continuance of any Event of Default, each Lender agrees that it shall be deemed to have, automatically upon the occurrence of such Event of Default, purchased from each other Lender a participation in the risk associated with the Obligations held by such other Lender, so that the aggregate principal amount of the Obligations held by each Lender shall be equivalent to such Lender’s Applicable Percentage of the Obligations. Upon demand by the Administrative Agent, made at the request of the Required Lenders, each Lender that has purchased such participation shall pay the amount of such participation to the Administrative Agent for the account of each Lender whose outstanding Loans exceed their Applicable Percentage of the Obligations. Any such participation shall be paid in Dollars.

(d) The Borrower expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Person as fully as if such Person had made a Loan directly to the Borrower in the amount of such participation.

(e) In the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.37 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

9.7A. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.8. [Reserved].

9.9. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12. SUBMISSION TO JURISDICTION; WAIVERS.

(a) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.13. Acknowledgements; No Advisory or Fiduciary Responsibilities. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent, any Joint Lead Arranger, any Joint Book Runner nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Joint Lead Arrangers, the Joint Book Runners and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, Joint Book Runners, Joint Lead Arrangers and Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, Joint Book Runners, Joint Lead Arrangers and Lenders, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Joint Book Runner, any Joint Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Joint Book Runner, any Joint Lead Arranger or any Lender has advised or is currently advising the Borrower or its Affiliates on other matters) and neither the Administrative Agent, any Joint Book Runner, any Joint Lead Arranger nor any Lender has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, Joint Book Runners, Joint Lead Arrangers and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Joint Book Runner, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, Joint Book Runners, Joint Lead Arrangers and Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, any Joint Book Runner, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

9.14. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement (“Information”); provided, that, nothing herein shall prevent the Administrative Agent or any Lender from disclosing any Information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, but in the case of Lender Affiliates, only in connection with this Agreement and matters related thereto (and not for any other purpose, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed to keep such Information confidential), (b) subject to an agreement to comply with the provisions of this Section 9.14, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, (k) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (l) with the consent of the Borrower or (m) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.14, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such Information as a result of a breach of this Section 9.14. To the extent permitted by law, in the case of all requests, demands, responses or requirements referenced in clauses (d), (e) and (f) (in each case, other than in connection with routine bank examinations), the Administrative Agent or the Lender, as the case may be, shall use reasonable commercial efforts to notify the Borrower with respect to such request, demand, response or requirement in order to afford the Borrower an opportunity to take such actions as the Borrower deems appropriate to protect such Information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments and any Incremental Term Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

9.15. WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.16. USA PATRIOT ACT Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

9.17. [Reserved].

9.18. Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 9.18 may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

9.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of page left blank intentionally; Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KENNAMETAL INC.,
as the Borrower

By:	/s/ Mark J. Olyarnik
Name: Mark J. Olyarnik
Title: Vice President and Treasurer

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Angela Berry
Name: Angela Berry
Title: Vice President

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Brandon Bouchard
Name: Brandon Bouchard
Title: Senior Vice President

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Daniel Scherling
Name: Daniel Scherling
Title: Vice President

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ Eric M. Lough
Name: Eric M. Lough
Title: Vice President

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

BNP PARIBAS,
as a Lender

By:	/s/ Benjamin Binetter
Name: Benjamin Binetter
Title: Managing Director

By:	/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

COMMERZBANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Robert Sullivan
Name: Robert Sullivan
Title: Director

By:	/s/ Thomas Devitt
Name: Thomas Devitt
Title: Director

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

UNICREDIT BANK GMBH, NEW YORK
as a Lender

By:	/s/ Michele Cioffi
Name: Michele Cioffi
Title: Director

By:	/s/ Thomas Petz
Name: Thomas Petz
Title: Managing Director

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ M. Claire Harshbarger
Name: M. Claire Harshbarger
Title: Vice President

KENNAMETAL INC.

TERM LOAN CREDIT AGREEMENT

EXHIBIT A

FORM OF BORROWING NOTICE

TO:	Bank of America, N.A., as Administrative Agent

RE:

Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

The Borrower hereby requests a Borrowing of Loans:

1. On      (a Business Day).

2. In the principal amount of $    .

3. Comprised of ______________________________

       [Type of Loan]

4. For Term SOFR Loans: with an Interest Period of [1][3][6] months.

The Borrower hereby represents and warrants that (a) this Borrowing Notice complies with the requirements of Section 2.2(a) of the Credit Agreement and (b) the conditions specified in Section[s] [4.1 and] 4.2 of the Credit Agreement shall be satisfied on and as of the Borrowing Date.

Delivery of an executed counterpart of a signature page to this Borrowing Notice by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Borrowing Notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Borrowing Notice as of the date first written above.

KENNAMETAL INC., as a Borrower

By:
Name:
Title:

EXHIBIT B

FORM OF CONVERSION/CONTINUATION NOTICE

TO:	Bank of America, N.A., as Administrative Agent

RE:

Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

[FOR CONVERSIONS]

The Borrower hereby requests a conversion of Loans comprised of [Term SOFR] [ABR] Loans:

1. On      (a Business Day).

2. Such Loans are to be converted into [ABR] [Term SOFR] Loans.

3. The aggregate amount of Loans to be converted is $     .

4. [The Interest Period for such Term SOFR Loans shall be [1][3][6]1 months].2

[FOR CONTINUATIONS]

The Borrower hereby requests a continuation of Loans comprised of Term SOFR Loans:

1. On      (a Business Day).

2. The principal amount of Revolving Loans to be continued is $     .

3. The Interest Period for such [Term SOFR] Loans shall be [1][3][6]3 months.

[The Borrower hereby certifies that no Event of Default exists.]4

Delivery of an executed counterpart of a signature page to this Conversion/Continuation Notice by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Conversion/Continuation Notice.

[Signature Page Follows]

[1]	In each case, subject to availability.
[2]	For conversion into Term SOFR Loans only.
[3]	In each case, subject to availability.
[4]	This certification is applicable to conversions to Term SOFR Loans and continuations of Term SOFR Loans.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Conversion/Continuation Notice as of the date first written above.

KENNAMETAL INC., as a Borrower

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

☐ Check for distribution to public and private side Lenders5

This Compliance Certificate is delivered pursuant to Section 5.2(b) of that certain Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

1. I am a duly elected, qualified and acting Responsible Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 or in lieu of Attachment 1, such financial statements for the fiscal [year][quarter] dated [ , 20 ] that the Borrower has made available on the internet at www.kennametal.com or by similar electronic means, (the “Financial Statements”). Such Financial Statements include a Supplemental Detail Schedule identifying components of Consolidated EBITDA as built up from Net Income on a quarter by quarter basis. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.1 of the Credit Agreement and the computations including the aggregate cumulative amount of the cash restructuring charges.

5. Attachment 3 identifies any Subsidiary of the Borrower which is not already a Subsidiary Guarantor and which is required to become a Subsidiary Guarantor pursuant to Section 5.10 of the Credit Agreement.

[Signature Page Follows]

[5]	If this box is not checked, this Compliance Certificate will only be posted to Private side Lenders.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this _____ day of ____________, 20__.

Name:
Title:

Attachment 1

to Compliance Certificate

The information described herein is as of     ,       , and pertains to the period from     ,    to     ,       .

[Set forth Financial Statements]

Attachment 2

to Compliance Certificate

For the Fiscal [Quarter][Year] ended   (“Statement Date”)

In the event of conflict between the provisions and formulas set forth in this Attachment 2 and the provisions and formulas set forth in the Credit Agreement, the provisions and formulas of the Credit Agreement shall prevail.

I.	Section 6.1 – Consolidated Leverage Ratio.

A.	Aggregate Indebtedness—Unrestricted Cash on the Statement Date:	$	__________

B.	Consolidated EBITDA:
(for the last four (4) fiscal quarters)		$	__________

C.	Ratio of “A” to “B”:

Maximum Consolidated Leverage Ratio permitted			3.75:1.00	[1]

[1]

Provided, that, During a Leverage Increase Period, the ratio set forth above may, upon receipt by the Administrative Agent of a Qualified Acquisition Notice, be increased to 4.25 to 1.00; provided, further, that, (a) for at least one (1) fiscal quarter of the Borrower ending immediately following each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarter shall not be greater than 3.75 to 1.00 prior to giving effect to another Leverage Increase Period, (b) there shall be no more than two (2) Leverage Increase Periods during the term of the Credit Agreement, and (c) each Leverage Increase Period shall apply only with respect to the calculation of the Consolidated Leverage Ratio for purposes of determining compliance with Section 6.1 of the Credit Agreement and for purposes of any Qualified Acquisition Pro Forma Calculation.

Attachment 3

to Compliance Certificate

[Additional Significant Subsidiaries of the Borrower]

EXHIBIT D

FORM OF GUARANTEE

GUARANTEE (this “Guarantee”), dated as of May 28, 2026, made by each of the entities that are signatories hereto (other than, for the avoidance of doubt, the Borrower (as defined below)) (the “Guarantors”), and accepted and acknowledged by the Borrower, in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the holders of the Obligations under that certain Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of Persons that includes each Guarantor;

WHEREAS, each of the Guarantors wishes to guarantee, jointly and severally, absolutely and unconditionally, the payment and performance of the Borrower’s obligations to the Administrative Agent and the other holders of the Obligations under or in respect of the Credit Agreement as provided herein;

WHEREAS, the proceeds of the extensions of credit will be used in part to enable the Borrower to make valuable transfers (as determined as provided herein) to each Guarantor in connection with the operation of its business;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that each Guarantor shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Administrative Agent and the other holders of the Obligations.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Administrative Agent and the other holders of the Obligations, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) As used in this Guarantee, “Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(e) As used in this Guarantee, “Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 22).

2. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Administrative Agent and the other holders of the Obligations under the Credit Agreement and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor under this Guarantee shall in no event exceed the amount that would render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent hereunder.

(d) This Guarantee shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other holders of the Obligations, and each Guarantor shall remain liable to the Administrative Agent and the other holders of the Obligations for the full amount guaranteed by such Guarantor hereunder.

2

4. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other holder of the Obligations, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other holder of the Obligations against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other holder of the Obligations for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other holders of the Obligations by the Borrower on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other holders of the Obligations, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

5. Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any other holder of the Obligations may be rescinded by the Administrative Agent or such other holder of the Obligations and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other holder of the Obligations, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other holder of the Obligations for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other holder of the Obligations shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

6. Guarantee Absolute and Unconditional. Each Guarantor waives, to the fullest extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other holder of the Obligations upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon, this Guarantee; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives, to the fullest extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance of the Obligations without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan

3

Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other holder of the Obligations, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other holder of the Obligations, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other holder of the Obligations may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other holder of the Obligations to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other holder of the Obligations against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other holder of the Obligations upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

9. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

(b) it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary action to authorize its execution, delivery and performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as affected by Debtor Relief Laws, general equitable principles and an implied covenant of good faith and fair dealing;

(d) the execution, delivery and performance of this Guarantee will not violate any provision of any Requirement of Law or Contractual Obligation of such Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of such Guarantor pursuant to any Requirement of Law or Contractual Obligation of the Guarantor;

4

(e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;

(f) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties or revenues (1) with respect to this Guarantee or any of the transactions contemplated hereby, or (2) which could reasonably be expected to have a Material Adverse Effect;

(g) it has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except for such property where the failure to maintain such title or interest, individually or in the aggregate, does not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted under the Credit Agreement; and

(h) it has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Guarantor) except where the failure to file such returns and pay such taxes, fees and other charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; to the knowledge of such Guarantor, no tax Lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge that would, if made, have a Material Adverse Effect.

Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each borrowing by the Borrower under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

10. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other holders of the Obligations, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the holders of the Obligations with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

11. Notices. All notices, requests and demands required or permitted to be given under this Guarantee shall be given as provided in Section 9.2 of the Credit Agreement, and in the case of any Guarantor, to such Guarantor in care of the Borrower.

12. Counterparts. This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Guarantee signed by all the Guarantors shall be lodged with the Administrative Agent. Delivery of an executed counterpart of a signature page to this Guarantee by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Guarantee.

5

13. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Integration. This Guarantee represents the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any other holder of the Obligations relative to the subject matter hereof not reflected herein.

15. Amendments in Writing, No Waiver, Cumulative Remedies. (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Administrative Agent.

(b) Neither the Administrative Agent nor any other holder of the Obligations shall by any act (except by a written instrument pursuant to Section 15(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other holder of the Obligations, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other holder of the Obligations of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other holder of the Obligations would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

16. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

17. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other holder of the Obligations and their successors and assigns. No Guarantor may assign any of its obligations hereunder.

18. Governing Law. This Guarantee and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guarantee and the transaction contemplated hereby shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

20. SUBMISSION TO JURISDICTION; WAIVERS.

6

(a) EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER HOLDER OF THE OBLIGATIONS, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTEE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER HOLDER OF THE OBLIGATIONS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTEE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

21. Interpretive Provisions. The terms and provisions of Section 9.20 of the Credit Agreement (Acknowledgement Regarding Any Supported QFCs) are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms and provisions.

22. Keepwell. Together with the Borrower, each Guarantor that is a Qualified ECP Guarantor at the time this Guarantee by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be

7

needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Guarantee or the Credit Agreement voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 22 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each of the Borrower and each Guarantor intends this Section 22 to constitute, and this Section 22 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

8

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

KENNAMETAL HOLDINGS EUROPE, INC.

By:
Name:
Title:

KENNAMETAL INC.

By:
Name:
Title:

[Kennametal – Signature Page to Guarantee]

Accepted and Acknowledged: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Kennametal – Signature Page to Guarantee]

EXHIBIT E

FORM OF NOTE

_____ ___, 20__

FOR VALUE RECEIVED, the undersigned KENNAMETAL INC., a Pennsylvania corporation (the “Borrower”), hereby promises to pay to _____________________, (the “Lender”) at the Administrative Agent’s Funding Office:

(a) prior to or on the earlier of the Maturity Date or date on which the Loans shall become due and payable in accordance with the provisions of the Credit Agreement referred to below, the outstanding principal amount of each Loan from time to time made by the Lender to the Borrower pursuant to the Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent;

(b) without duplication, the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.

If any one or more of Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower, for itself, its successors and assigns, and every endorser and guarantor of this Note or the obligation represented hereby waives, to the fullest extent permitted by applicable law, diligence, presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default, protest, demand, dishonor, non-payment or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

KENNAMETAL INC., a Pennsylvania corporation

By:
Name:
Title:

Date	Type of Loan Made	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT F

FORM OF NOTICE OF LOAN PREPAYMENT

TO:	Bank of America, N.A., as Administrative Agent

RE:

Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

The Borrower hereby notifies the Administrative Agent that on [ ]1 pursuant to the terms of Section 2.16 of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐ Optional prepayment of Loans in the following amount(s):

☐ Term SOFR Loans: $ ____________________2Applicable Interest Period:

☐ ABR Loans: $____________________3

Delivery of an executed counterpart of a signature page to this Notice of Loan Prepayment by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Notice of Loan Prepayment.

[Signature Page Follows]

[1]

Specify date of such prepayment. To be a date no later than two (2) Business Days prior to the proposed date of prepayment in the case of Term SOFR Loans or one (1) Business Day prior to the proposed date of prepayment in the case of ABR Loans.

[2]	Any prepayment of Loans shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.
[3]	Any prepayment of ABR Loans shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Notice of Loan Prepayment as of the date first written above.

KENNAMETAL INC., a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.25(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	__________ __, 20[ ]

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.25(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	__________ __, 20[ ]

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.25(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	__________ __, 20[ ]

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.25(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	__________ __, 20[ ]

EXHIBIT H

FORM OF SECRETARY’S CERTIFICATE

May 28, 2026

Pursuant to Section 4.1(d) of the Term Loan Credit Agreement, dated as of May 28, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] [the Borrower] (the “Certifying Loan Party”) hereby certifies as follows:

1. ____________________ is the duly elected and qualified [Secretary] [Assistant Secretary] of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

2. Each of the representations and warranties made by the Certifying Loan Party in or pursuant to the Loan Documents (other than the representations and warranties set forth in Section 3.2 and Section 3.6 of the Credit Agreement) are true and correct on and as of the date hereof as if made on and as of the date hereof.

3. [No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof.]

4. [The conditions precedent set forth in Sections 4.2(a) and (b) of the Credit Agreement were satisfied as of the Closing Date.]

5. [Since June 30, 2025, there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.]

6. [As of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.]

7. [The Debt Rating of the Borrower on the date hereof is [ ] by Moody’s and [ ] by S&P.]1

The undersigned [Secretary] [Assistant Secretary] of the Certifying Loan Party certifies as follows:

8. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred materially adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.

9. The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

[1]	Include bracketed text in items 3, 4, 5, 6 and 7 in the Secretary’s Certificate of the Borrower.

10. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [Board of Directors] [members] of the [General Partner of the] Certifying Loan Party on      and; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

11. Attached hereto as Annex 2 is a true and complete copy of the By-Laws or equivalent organizational document of the Certifying Loan Party as in effect on the date hereof.

12. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation or equivalent organizational document of the Certifying Loan Party as in effect on the date hereof and as certified by the appropriate Governmental Authority.

13. Attached hereto as Annex 4 is a true and complete copy of the good standing certificate or equivalent documentation from the appropriate Governmental Authority.

14. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

[Remainder of Page Intentionally Left Blank]

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set his/her name as of the date first written above.

Name:
Title:

I, [Name], [Title] of the Certifying Loan Party, hereby certify, solely in the capacity of an officer of the Certifying Loan Party and not as an individual, as of the date first-above written, that [__] was validly appointed to the office of and is the [Secretary] [Assistant Secretary] of the Certifying Loan Party and that the signature set forth above is his/her authentic signature.

Name:
Title:

EXHIBIT I

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all of the outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Kennametal Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Term Loan Credit Agreement, dated as of May 28, among Kennametal Inc., a Pennsylvania corporation, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:[5]

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment / Loans for all Lenders[9]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][11]

Effective Date: _______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment”, etc.).
[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][1] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][2]

KENNAMETAL INC.

By:
Title:

[1]	Depending on Assignee(s), consent of certain parties may be required under the Credit Agreement.
[2]	Depending on Assignee(s), consent of the Borrower may be required under the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6 of the Credit Agreement), (iii) [reserved], (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT J

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.